UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*




                 Specialized Health Products International, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   8747461100
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1 Names of  Reporting  Persons.  S.S.  or I.R.S.  Identification  Nos.  of Above
  Persons
            Bradley C. Robinson; ###-##-####

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2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a)
                                                                         (b)
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3 SEC Use Only


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4 Citizenship of Place of Organization
            United States

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Number of Shares       5 Sole Voting Power
Beneficially Owned                646,952
by Each Reporting
Person With
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                       6 Shared Voting Power


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                       7 Sole Dispositive Power
                                  646,952

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                       8 Shared Dispositive Power


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 9 Aggregate Amount Beneficially Owned by Each Reporting Person
             646,952

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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)


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11 Percentage of Class Represented by Amount in Row 9 5.1%

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12 Type of Reporting Person (See Instructions)
             IN

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
Item 1.

(a)      Name of Issuer: Specialized Health Products International, Inc.
(b) Address of Issuer's Principal Executive Office: 585 West 500 South, Bountiful, Utah 84010

Item 2.

(a)      Name of Person Filing: Bradley C. Robinson
(b)      Address of Principal Business Office or, if none,
         Residence: 1115 Ironwood Drive, North Salt Lake, Utah 84054
(c)      Citizenship: United States
(d)      Title of Class of Securities: Common Stock
(e)      CUSIP Number: 84746110

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

Not applicable.

Item 4.  Ownership

(a)      Amount Beneficially Owned: 646,952
(b)      Percent of Class: 5.1%
(c)      Number of shares as to which such person has:
         (i)      sole power to vote or direct the vote 646,952
         (ii)     shared power to vote or to direct the vote
         (iii)    sole power to dispose or to direct the  disposition of 646,952
         (iv)     shared power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class

Not applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8. Identification and Classification of Members of the Group

Not applicable

Item 9. Notice of Dissolution of Group

Not applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated  02/09/99                                     /s/ Bradley C. Robinson
                                                    ----------------------------
                                                    Bradley C. Robinson

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